Exhibit 10(i)(1)

                 AMERICAN ELECTRIC POWER SYSTEM
                 SENIOR OFFICER ANNUAL INCENTIVE
                        COMPENSATION PLAN

                            ARTICLE 1
            ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE

1.1  The Company hereby establishes the "American Electric Power
     System Senior Officer Annual Incentive Compensation Plan" (the
     "Plan").

1.2 The purposes of the Plan are to improve corporate performance and enhance shareholder value by providing senior officers incentives to earn annual incentive compensation through the achievement of performance goals and to assist the Company in retaining and recruiting key employees.

1.3  The Plan is effective as of January 1, 1997.


                            ARTICLE 2
                           DEFINITIONS

2.1 "Account" means, with respect to each Participant, the Participant's separate individual account established and maintained for the exclusive purpose of accounting for the incentive compensation deferred by the Participant in the form of Stock Units pursuant to Section 3.3 of the Plan.

2.2  "Board" means the Board of Directors of the Company.

2.3  "Committee" means the Human Resources Committee of the Board.

2.4 "Common Stock" means the common stock, $6.50 par value, of the Company.

2.5  "Company" means American Electric Power Company, Inc., a New
     York corporation, and any successor thereto.

2.6 "Incentive Award" means the amount of incentive compensation, as determined by the Committee, payable to a Participant upon the attainment of the Performance Goals for the Plan Year.

2.7 "Market Value" means the closing price of the Common Stock, as published in The Wall Street Journal report of the New York Stock Exchange - Composite Transactions on the date in question or, if the Common Stock shall not have been traded on such date or if the New York Stock Exchange is closed on such date, then the first day prior thereto on which the Common Stock was so traded.

2.8 "Participant" means persons holding the positions of Chairman of the Board, President, Chief Executive Officer and Executive Vice President of American Electric Power Service Corporation, a Subsidiary of the Company, and any other senior officer of the Company or its Subsidiaries selected by the Committee.

2.9 "Performance Goals" means performance goals as shall be established in writing by the Committee which may be based on, but are not limited to, earnings, stock price, return on equity, return on investment, total return to shareholders, economic value added, debt rating and/or achievement of business or operational goals, such as safety, customer satisfaction, market share and/ or business development. Such goals may be absolute in their terms or measured against or in relationship to other companies.

2.10 "Plan Year" means the Company's fiscal year commencing January 1 and ending December 31.

2.11 "Stock Unit" means a measure of value, expressed as a share of Common Stock. No certificates shall be issued with respect to such Stock Units, but the Company shall maintain a bookkeeping Account in the name of the Participant to which the Stock Units shall relate.

2.12 "Subsidiary" means any corporation in which the Company owns directly or indirectly through it Subsidiaries, at least 50 percent of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least 50 percent of the combined equity thereof.


                            ARTICLE 3
                 AWARD DETERMINATION AND PAYMENT

3.1 Within 90 days after the commencement of each Plan Year, the Committee shall establish Performance Goals for such Plan
     Year.

3.2 The Incentive Award payable to a Participant shall be determined by the Committee as soon as practicable after the determination of the achieved Performance Goals. A Participant's Incentive Award may range from zero to 60 percent of the Participant's base salary or compensation in effect at the beginning of the Plan Year depending upon the level of the Performance Goal achievement. An increase in a Participant's base salary or compensation during the Plan Year will not be considered when calculating the Participant's Incentive Award. The Committee may, in its sole discretion, reduce or eliminate for any reason the Incentive Award that would otherwise be payable to a Participant.

3.3 Incentive Award payments shall be made in cash as soon as practicable after the end of the Plan Year. However, a Participant may elect to defer payment of all or part of the Incentive Award for one or more years with a maximum deferral period that results in payment commencing no later than five years after the Participant's termination of employment. The deferral election must be filed with the Company on or before December 31 of the preceding Plan Year and may be effective for the immediately following Plan Year or all subsequent Plan Years. A deferral election may be terminated or modified for any subsequent Plan Year by the filing of a new deferral election on or before December 31 of the preceding Plan Year.

3.4 If a Participant elects to defer all or a portion of the Participant's Incentive Award, Stock Units shall be credited to the Participant's Account effective January 1 immediately following the completion of the Plan Year. The number of whole and fractional Stock Units, computed to three decimal places, to be credited to the Participant's Account shall be equal to the dollar amount of the Incentive Award which otherwise would have been payable to the Participant divided by the average of the Market Value for the last 20 trading days of the associated Plan Year. On each dividend payment date with respect to the Common Stock, the Account of a Participant shall be credited with an additional number of whole and fractional Stock Units equal to the product of the dividend per share then payable, multiplied by the number of Stock Units then credited to such Account, divided by the Market Value on the dividend payment date. The number of a Participant's Stock Units shall be appropriately adjusted for any change in the Common Stock by reason of any merger, reclassification, consolidation, recapitalization, stock dividend, stock split or any similar change affecting the Common Stock.

3.5 If a Participant's participation in the Plan terminates during a Plan Year due to the Participant's death, total disability, retirement or other reasons or causes as approved by the Committee, the Participant's Incentive Award for the Plan Year shall be pro-rated based upon the Participant's period of employment with the Subsidiaries. Such Incentive Award shall be paid to the Participant or the Participant's beneficiary when the Incentive Awards for such Plan Year are paid to the other Participants.


                            ARTICLE 4
              PAYMENT OF DEFERRED INCENTIVE AWARDS

4.1 In accordance with the Participant's election, filed with the Company, all Stock Units held in a Participant's Account shall be paid to the Participant either as (a) a lump sum cash distribution within 10 days after the Participant's deferred distribution date, or (b) up to 10 annual installments commencing within 10 days after the Participant's deferred distribution date. This election shall be made at the same time the Participant makes a deferral election as provided in
     Section 3.3. The amount attributable to the Stock Units shall be calculated on the basis of the average of the Market Value of the Common Stock for the last 20 trading days prior to the Participant's deferred distribution date or respective installment payment dates, as the case may be.

4.2 If a Participant dies while Stock Units are held in the Participant's Account, such Stock Units will be paid in a lump sum in cash within 90 days from the date of the Participant's death to the Participant's designated beneficiary or the Participant's estate, as the case may be. The amount of the lump sum cash distribution attributable to the Stock Units shall be calculated on the basis of the average of the Market Value of the Common Stock for the last 20 trading days prior to the Participant's death. Upon application by the beneficiary or the legal representative for the Participant's estate, the lump sum payment may be deferred beyond 90 days for good cause if the Committee consents to such deferral.

4.3 Each Participant shall have the right to designate a beneficiary or beneficiaries who shall receive the balance of the Participant's Account if the Participant dies before the complete distribution of the Account. Any designation, or change or rescission thereof, shall be made in writing by completing and furnishing to the Committee the appropriate beneficiary form prescribed by the Committee. The last designation of beneficiary received by the Committee prior to the death of the Participant shall control.


                            ARTICLE 5
                         ADMINISTRATION

5.1  The Plan shall be administered by the Committee.  The
     Committee shall have the authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all Participants.

5.2 The Committee may employ agents, attorneys, accountants, or other persons (who also may be employees of a Subsidiary) and allocate or delegate to them powers, rights, and duties, all as the Committee may consider necessary or advisable to properly carry out the administration of the Plan.


                            ARTICLE 6
                          MISCELLANEOUS

6.1 The Committee shall have the right, authority and power to alter, amend, modify, revoke or terminate the Plan; except as provided in Article 7; and provided further, that no amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to any Stock Units held in such Participant's Account, unless the Participant shall consent thereto in writing.

6.2 No benefits at any time payable under this Plan to a Participant or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind.

6.3 A Participant's deferred Incentive Award shall be totally unfunded so that the Company or any Subsidiary is under merely a contractual duty to make payments when due under the Plan. The promise to pay shall not be represented by notes and shall not be secured in any way.

6.4 Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or Subsidiary.

6.5 The Plan shall be construed and administered according to the laws of the State of New York to the extent that those laws are not preempted by the laws of the United States of America.

6.6 The Company or its Subsidiaries may withhold federal, state and local income taxes and social security taxes from any distribution hereunder to the extent that such taxes are then payable.

6.7 In the event the Committee shall find that a Participant is unable to care for his or her affairs because of illness or accident, the Committee may direct that any payment due the Participant be paid to the Participant's duly appointed legal representative, and any such payment so made shall be a complete discharge of the liabilities of the Plan.


                            ARTICLE 7
                        CHANGE IN CONTROL

Notwithstanding any provision of this Plan to the contrary, if a "Change in Control" (as defined below) of the Company occurs, Stock Units held in a Participant's Account shall be paid to the Participant in a lump sum in cash not later than 15 days after the date of the Change in Control. For this purpose, the balance in the Account shall be determined by the higher of (a) the average of the Market Value of the Common Stock for the last 20 trading days prior to such Change in Control or (b) if the Change in Control of the Company occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Common Stock pursuant thereto. Any consideration other than cash forming a part or all of the consideration for the Common Stock to be paid pursuant to the applicable transaction shall be valued at the valuation price thereon determined by the Board.

In addition, the Company shall reimburse a Participant for the legal fees and expenses incurred if the Participant is required to seek to obtain or enforce any right to distribution. In the event that it is determined that such Participant is properly entitled to a cash distribution hereunder, such Participant shall also be entitled to interest thereon at the prime rate of interest as published in The Wall Street Journal plus two percent from the date such distribution should have been made to and including the date it is made. Notwithstanding any provisions of this Plan to the contrary, the provisions of this Article may not be amended by an amendment effected within three years following a Change in Control.

A "Change in Control" of the Company shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25 percent of the then outstanding voting stock of the Company; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new directors whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or (c) the Company's shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75 percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) the shareholders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event described in (a) or (c) above, if Directors who were a majority of the members of the Board prior to such event and who continue to serve as Directors after such event determine that the event shall not constitute a Change in Control.